Exhibit 10(a)(i)
                                                      ----------------




















                              Amended and Restated

                          TI DEFERRED COMPENSATION PLAN

                           (Effective January 1, 1998)


Table of Contents

ARTICLE I
     DEFINITIONS AND CONSTRUCTION. . . . . . . . . . . . . . . . . . . .  2
          Sec. 1-1.  Accounts  . . . . . . . . . . . . . . . . . . . . .  2
          Sec. 1-2.  Administrator . . . . . . . . . . . . . . . . . . .  2
          Sec. 1-3.  Beneficiary . . . . . . . . . . . . . . . . . . . .  2
          Sec. 1-4.  Benefit Restoration Account . . . . . . . . . . . .  2
          Sec. 1-5.  Benefit Restoration Only Participant  . . . . . . .  3
          Sec. 1-6.  Board of Directors. . . . . . . . . . . . . . . . .  3
          Sec. 1-8.  Code  . . . . . . . . . . . . . . . . . . . . . . .  3
          Sec. 1-9.  Compensation. . . . . . . . . . . . . . . . . . . .  3
          Sec. 1-10.  Compensation Committee . . . . . . . . . . . . . .  3
          Sec. 1-11.  Deferred Compensation Agreement. . . . . . . . . .  3
          Sec. 1-12.  Deferred Compensation Account. . . . . . . . . . .  4
          Sec. 1-13.  Designated Employee. . . . . . . . . . . . . . . .  4
          Sec. 1-14.  Election Period. . . . . . . . . . . . . . . . . .  4
          Sec. 1-15.  Employee . . . . . . . . . . . . . . . . . . . . .  4
          Sec. 1-16.  Employer . . . . . . . . . . . . . . . . . . . . .  4
          Sec. 1-17.  ERISA. . . . . . . . . . . . . . . . . . . . . . .  4
          Sec. 1-18.  Incentive Compensation . . . . . . . . . . . . . .  4
          Sec. 1-19.  Participant. . . . . . . . . . . . . . . . . . . .  4
          Sec. 1-20.  Plan Year. . . . . . . . . . . . . . . . . . . . .  5
          Sec. 1-21.  Subsidiary . . . . . . . . . . . . . . . . . . . .  5
          Sec. 1-22.  Termination of Employment. . . . . . . . . . . . .  5
          Sec. 1-23.  Universal Plan . . . . . . . . . . . . . . . . . .  5
          Sec. 1-24.  U.S. Retirement Plan . . . . . . . . . . . . . . .  5
          Sec. 1-25.  Construction . . . . . . . . . . . . . . . . . . .  5

ARTICLE II . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
     ELIGIBILITY AND PARTICIPATION . . . . . . . . . . . . . . . . . . .  6
          Sec. 2-1.  Eligibility . . . . . . . . . . . . . . . . . . . .  6
          Sec. 2-2. Participation in a Deferred Compensation Account . 6 Sec. 2-3. Participation in a Benefit Restoration Account for
           Participants in the U.S. Retirement Plan. . . . . . . . . . .  6
          Sec. 2-4.  Participation in a Benefit Restoration Account for
           Participants in the Universal Plan. . . . . . . . . . . . . .  7

ARTICLE III. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
     PARTICIPANT ACCOUNTS. . . . . . . . . . . . . . . . . . . . . . . . .7
           Sec. 3-1.  Participant Accounts . . . . . . . . . . . . . . . .7
           Sec. 3-2.  Elections by Participants for a Deferred
           Compensation Account. . . . . . . . . . . . . . . . . . . . . .8
           Sec. 3-3.  Benefit Restoration Accounts . . . . . . . . . . . .8
           Sec. 3-4.  Investment Performance of Contributions. . . . . . .9
           Sec. 3-5.  Withdrawal of Contributions. . . . . . . . . . . . .9
           Sec. 3-6.  Election for Distribution of Participant Accounts. 10
           Sec. 3-7.  Distribution of Participant Accounts . . . . . . . 10
           Sec. 3-8.  Time of Distribution . . . . . . . . . . . . . . . 11
           Sec. 3-9.  Taxes. . . . . . . . . . . . . . . . . . . . . . . 12
           Sec. 3-10.  Assignment. . . . . . . . . . . . . . . . . . . . 12
           Sec. 3-11.  Spousal Claims. . . . . . . . . . . . . . . . . . 12
           Sec. 3-12.  Payment in the Event of Legal Disability. . . . . 12

ARTICLE IV . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     FUNDING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
           Sec. 4-1.  Funding. . . . . . . . . . . . . . . . . . . . . . 13
           Sec. 4-2.  Creditor Status .. . . . . . . . . . . . . . . . . 13

ARTICLE V. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     ADMINISTRATION OF THE PLAN. . . . . . . . . . . . . . . . . . . . . 13
           Sec. 5-1.  Administration . . . . . . . . . . . . . . . . . . 13
           Sec. 5-2.  Number and Selection . . . . . . . . . . . . . . . 13
           Sec. 5-3.  Action by Administrator. . . . . . . . . . . . . . 13
           Sec. 5-4.  Accounts of Participants . . . . . . . . . . . . . 14
           Sec. 5-5.  Rules and Regulations. . . . . . . . . . . . . . . 14
           Sec. 5-6.  Reliance on Documents. . . . . . . . . . . . . . . 14
           Sec. 5-7.  Non-Liability . . . . . . . . . . . . . . . . . . .14
           Sec. 5-8.  Resignation or Removal . . . . . . . . . . . . . . 14
           Sec. 5.9.  Information: Overpayment or Underpayment of
           Benefits. . . . . . . . . . . . . . . . . . . . . . . . . . . 14

ARTICLE VI . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     GENERAL PROVISIONS. . . . . . . . . . . . . . . . . . . . . . . . . 15
           Sec. 6-1.  Amendment, Termination . . . . . . . . . . . . . . 15
           Sec. 6-2.  Plan Not an Employment Contract. . . . . . . . . . 15
           Sec. 6-3.  Rights of Persons Making Claims. . . . . . . . . . 15
           Sec. 6-4.  Status of Benefits in this Plan. . . . . . . . . . 15



TI DEFERRED COMPENSATION PLAN


     TEXAS INSTRUMENTS INCORPORATED, a Delaware corporation with its principal offices in Dallas, Texas (hereinafter referred to as "TI" or "the Company"), does hereby amend, restate, and continue the TI Deferred Compensation Plan (hereinafter referred to as the "Plan").

     TI adopted the TI Supplemental Pension and Profit Sharing Benefit Plan effective as of September 8, 1978, and the TI Supplemental Pension and Profit Sharing Benefit Plan II as of January 1, 1993. Both such plans were amended from time to time. These supplemental plans supplemented pension benefits provided under the TI Employees Pension Plan and defined contribution plan benefits provided under the TI Employees Universal Profit Sharing Plan. The provisions of such supplemental plans relevant to, and supplementing pension benefits under, the TI Employees Pension Plan were amended, restated and merged into the TI Employees Supplemental Pension Plan, effective January 1, 1998. The supplemental pension plan obligations accrued under the two prior such supplemental plans will be provided on and after January 1, 1998, under the TI Employees Supplemental Pension Plan.

     The provisions of the two prior supplemental plans relevant to, and supplementing benefits under, the TI Employees Universal Profit Sharing Plan, and effective January 1, 1998, the TI Employees Retirement and Profit Sharing Plan, are hereby amended, restated and merged into this Plan, the TI Deferred Compensation Plan, effective January 1, 1998.

     Following January 1, 1998, the TI Supplemental Pension and Profit Sharing Benefit Plan and the TI Supplemental Pension and Profit Sharing Plan II, as amended from time to time, shall not apply to any Employee of any Employer who has not yet commenced receipt of benefits under such supplemental plans prior to January 1, 1998. The benefits of Employees or Beneficiaries in pay status prior to January 1, 1998, under such supplemental plans shall continue to be determined under the provisions of the prior supplemental plans, as applicable, and not under this Plan.

     This Plan as so amended and restated shall be effective as of January 1, 1998.

     The purposes of the Plan are:

        (i) to provide to a select group of management and highly compensated employees, as described in section 201(2) of the Employee Retirement Income Security Act of 1974 ("ERISA"), the opportunity to defer to a later date payment of certain compensation which they may earn; and

       (ii) to restore certain benefits which cannot be provided under the TI Employees Universal Profit Sharing Plan or the TI U.S. Employees Retirement and Profit Sharing Plan as a result of that deferral of compensation or by reason of the application of section 401(a)(17) and/or section 415 of the Internal Revenue Code of 1986, as amended (the "Code").

                                   ARTICLE I
                          DEFINITIONS AND CONSTRUCTION


     Whenever used in this Plan, the following words and phrases shall have the meanings set forth below, unless a different meaning is plainly required by the context. Unless otherwise indicated by the context, any masculine terminology when used in the Plan shall also include the feminine gender, and the definition of any term in the singular shall also include the plural.

     Sec. 1-1. Accounts. "Accounts" means both the Benefit Restoration Account and the Deferred Compensation Account of a Participant.

     Sec. 1-2. Administrator "Administrator" means the person or persons from time to time acting under the provisions of Article V hereof.

     Sec. 1-3. Beneficiary. "Beneficiary" means the person or persons named by a Participant who is not married as his or her Beneficiary, co-Beneficiary, or contingent Beneficiary. "Beneficiary" means, in the case of a married Participant, the spouse of the Participant to whom the Participant was married at the time of his or her death, provided that a married Participant shall be entitled to designate one or more Beneficiaries or contingent Beneficiaries other than the Participant's spouse to receive any amount payable under the Plan in the event of his or her death and from time to time to change such designation. Such designation of a non-spousal Beneficiary shall not be effective unless:

       (i) the spouse of the Participant consents in writing to such designation and the spouse's consent acknowledges the effect of such designation and is witnessed by a Plan representative or a notary public; or

      (ii) the Participant establishes to the satisfaction of the Administrator that such spouse's consent may not be obtained because the spouse cannot be located.

Any consent by a spouse (or the establishment that consent of a spouse may not be obtained) shall be effective only with respect to that spouse. Such spouse may revoke his or her consent by filing prior to the Termination of Employment of the Participant a revocation in such form and manner as the Administrator shall specify. The Administrator may rely on the representations by the Participant as to whether the Participant has no spouse or the spouse cannot be located and shall have no liability for such reliance. All Beneficiary designations and changes of Beneficiary Designations shall be made in accordance with such rules and regulations, as the Administrator shall prescribe.

     A person who is an alternate payee under a qualified domestic relations order may be considered a Beneficiary for purposes of this Plan.

     Sec. 1-4. Benefit Restoration Account "Benefit Restoration Account" means the bookkeeping account of a Participant maintained by TI which reflects contributions and earnings posted pursuant to Section 3-4 hereof.

     Sec. 1-5. Benefit Restoration Only Participant. "Benefit Restoration Only Participant" means a Participant for whom a Benefit Restoration Account is maintained but who is not a Designated Employee.

     Sec. 1-6. Board of Directors. "Board of Directors" means the Board of Directors of TI or of any Subsidiary which has adopted this Plan.

     Sec. 1-7. Change in Control. . "Change in Control" means an event which shall be deemed to have occurred when:

      (i) any Person, alone or together with its Affiliates and Associates or otherwise, shall become an Acquiring Person (otherwise than pursuant to a transaction or agreement approved by the Board of Directors prior to the time the Acquiring Person became such); or

     (ii) a majority of the Board of Directors of the Company shall change within any 24-month period, unless the election or the nomination for election by the Company's stockholders of each new director has been approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the Period. For the purposes hereof, the terms "Persons", "Affiliates", "Associates", "Acquiring Person" and "Period" shall have the meanings given to such terms in the Rights Agreement dated as of June 17, 1988, between the Company and Harris Trust and Savings Bank, successor in interest to First Chicago Trust Company of New York (formerly Morgan Shareholder Services Trust Company), as in effect on the date hereof, provided, however, that if the percentage employed in the definition of Acquiring Person is reduced hereafter from 20% in such Rights Agreement or any successor Rights Agreement, then such reduction shall also be applicable for the purposes hereof.

     Sec. 1-8. Code. "Code" means the Internal Revenue Code of 1986, as amended.

     Sec. 1-9. Compensation. "Compensation" for a Participant who is a participant in the Universal Plan shall have the same meaning as in the Universal Plan. "Compensation" for a Participant who is also a participant in the U.S. Retirement Plan shall have the same meaning as in the U.S. Retirement Plan. Additionally, "Compensation" for purposes of this Plan shall include:

      (i)  all Compensation or Incentive Compensation deferred pursuant to
           Section 3-2 hereof; and

     (ii) all Compensation that was excluded from consideration under the Universal Plan or the U.S. Retirement Plan because of the limitations under section 401(a)(17) and/or section 415 of the Code.

     Sec. 1-10. Compensation Committee. "Compensation Committee" means the Compensation Committee of the Board of Directors of TI.

     Sec. 1-11. Deferred Compensation Agreement. "Deferred Compensation Agreement" means an agreement pursuant to which a Designated Employee elects to defer part of his or her Compensation and which specifies:

      (i) that the Designated Employee agrees to participate in this Plan in accordance with its provisions; and

     (ii) that this Plan is incorporated by reference and the Deferred Compensation Agreement shall be subject to this Plan in all respects.

     Sec. 1-12. Deferred Compensation Account. "Deferred Compensation Account" means the bookkeeping account of a Participant maintained by TI, which reflects contributions and earnings posted pursuant to Section 3-2 hereof.

     Sec. 1-13. Designated Employee. "Designated Employee" means an employee of TI or a Subsidiary who is designated by the Compensation Committee as eligible to defer compensation pursuant to this Plan during a Plan Year.

     Sec. 1-14. Election Period. "Election Period" means the period specified by the Administrator at least once during a Plan Year during which Participants may enter into or amend existing Deferred Compensation Agreements. All elections made during the Election Period shall be subject to the provisions of this Plan.

     Sec. 1-15. Employee. "Employee" means any employee of TI or its subsidiaries, whether full or part-time.

     Sec. 1-16. Employer. "Employer" means Texas Instruments Incorporated and any other corporation and any other member of the controlled group of corporations (as defined in section 414(b) of the Code) which includes TI and which adopts the Universal Plan or the U.S. Retirement Plan, unless the controlled group member's adopting resolutions specifically provide that while adopting the Universal Plan or the U.S. Retirement Plan, it is not adopting this Plan. In any event, among the Employers, TI shall have sole power to amend or terminate this Plan.

     Sec. 1-17. ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     Sec. 1-18. Incentive Compensation. "Incentive Compensation" means a Participant's cash incentive award under the Texas Instruments' Executive Officer Performance Plan and Annual Performance Bonus Plan, as amended from time to time, and any successor to those plans.

     Sec. 1-19. Participant. "Participant" means both an Active Participant and an Inactive Participant, as such terms are defined in this Section 1-19.

      (i) "Active Participant" means an Employee who participates in this Plan in accordance with Article II hereof and who is not an "Inactive Participant" as defined in (ii) below.

     (ii)  "Inactive Participant" shall include:

           (a) with respect to the Deferred Compensation Account, a Designated Employee who has a Deferred Compensation Account balance but who did not execute a Deferred Compensation Agreement for the current Plan Year in accordance with Article III hereof, and

           (b) an Employee who has either a Deferred Compensation Account balance, but who is no longer a Designated Employee, or

           (c) a former Employee who has a Deferred Compensation Account balance and/or a Benefit Restoration Account balance and who has had a Termination of Employment.

     Sec. 1-20.  Plan Year.  "Plan Year" means a calendar year.

     Sec. 1-21. Subsidiary. "Subsidiary" means any entity whose assets and net income are included in the consolidated financial statements of TI and its subsidiaries audited by TI's independent auditors and reported to shareholders in the published annual report to shareholders.

     Sec. 1-22. Termination of Employment. "Termination of Employment" means the complete cessation of the employer-employee relationship between TI or any Subsidiary and a Participant, including a leave of absence from which the Administrator, in its sole discretion, determines that the Participant is not expected to return.

     Sec. 1-23. Universal Plan. "Universal Plan" means the TI Employees Universal Profit Sharing Plan.

     Sec. 1-24. U.S. Retirement Plan. "U.S. Retirement Plan" means the TI U.S. Employees Retirement and Profit Sharing Plan.

     Sec. 1-25. Construction. This Plan is not intended to constitute a "qualified plan" subject to the limitations of section 401(a) of the Code, nor shall it constitute a "funded plan", for purposes of such requirements. It is intended that this Plan shall be exempt from the participation and vesting requirements of Part 2 of Title I of ERISA, the funding requirements of Part 3 of Title I of ERISA and the fiduciary requirements of Part 4 of Title I of ERISA by reason of the exclusions afforded plans which are unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.
 If any provision of this Plan is determined to be for any reason invalid or unforceable, the remaining provisions of this plan shall continue in full force and effect. This Plan shall be governing construed in accordance with the laws of the State of Texas, except to the extent otherwise required by applicable federal law. Heading and subheadings are for the purpose of reference only and are not to be considered in the construction of this Plan. Where this Plan supplements benefits under the Universal Plan and the U.S. Retirement Plan, this Plan is functionally and operationally related to such plans, and is to be interpreted in a manner consistent with the Universal Plan and the U.S. Retirement Plan to provide the benefits contemplated hereunder in a comprehensive manner.




                                  ARTICLE II
                         ELIGIBILITY AND PARTICIPATION

     Sec. 2-1. Eligibility. A Designated Employee as of October 31 of the immediately preceding Plan Year, and such other Employees as the Compensation Committee may designate as Designated Employees from time to time, shall be eligible to participate in:

      (i) a Deferred Compensation Account during such Plan Year in accordance with the provisions of Section 2-2 below, and/or

     (ii)  a Benefit Restoration Account in accordance with the provisions of
           Section 2-3 or Section 2-4 below.

Any Employee who receives a credit pursuant to Section 2-3 or Section 2-4 shall be a Participant, but will be a Benefit Restoration Only Participant unless the Employee is also a Designated Employee. The participation of a Benefit Restoration Only Participant, and the participation of a Designated Employee who is subject to Section 2-3 or Section 2-4 shall be automatic. The participation of a Designated Employee in a Deferred Compensation Account is elective, as described below.

     Sec. 2-2. Participation in a Deferred Compensation Account. A Designated Employee shall become a Participant in a Deferred Compensation Account by completing a Deferred Compensation Agreement in the manner and form (including without limitation, telephonic and electronic transmission, utilization of voice response systems and computer entry) specified by the Administrator or by electing to defer Compensation as provided in Section 3-2 below.

     Sec. 2-3. Participation in a Benefit Restoration Account for Participants in the U.S. Retirement Plan.

      (i) An Employee will become a Participant in this Plan, and a Benefit Restoration Account in the name of the Participant will be credited with contributions not credited to such Participant's "Contribution" or "Profit Sharing" accounts under the U.S. Retirement Plan for that Plan Year as of the date the limitations under section 401(a)(17) and/or section 415 of the Code are first applicable, so that allocations under the U.S. Retirement Plan allocable to such accounts of such Participant are restricted.

     (ii) An Employee will become a Participant in this Plan, and a Benefit Restoration Account in the name of such Participant will be credited with "Employer 401(m) Contributions" not credited to the Participant's "401(k) Account" under the U.S. Retirement Plan for that Plan Year as of the date the limitations under section 401(a)(17) and/or section 415 of the Code first restrict contributions or allocations under the U.S. Retirement Plan; provided that the Participant has made an election under the U.S. Retirement Plan to defer the maximum amount of compensation permitted under section 402(g) of the Code.

    (iii) A Designated Employee will become a Participant in this Plan and a Benefit Restoration Account in the name of the Designated Employee Participant will be credited with contributions not credited to the Participant's "Contribution Account", "Profit Sharing Account", and with "Employer 401(m) Contributions" not credited to the Designated Employee Participant's "401(k) Account" under the U.S. Retirement Plan for that Plan Year because the Designated Employee Participant deferred compensation under this Plan, as of date deferred Compensation or deferred Incentive Compensation is credited to the Participant's Deferred Compensation Account pursuant to Section 3-2 below; provided that no "Employer 401(m) Contributions" restoration shall be made unless the Participant has made an election under the U.S. Retirement Plan to defer the maximum amount of compensation permitted under section 402(g) of the Code.

     Sec. 2-4. Participation in a Benefit Restoration Account for Participants in the Universal Plan.

     (i) An Employee will become a Participant in this Plan and a Benefit Restoration Account in the name of such Participant will be credited with contributions not credited to the Participant's "Universal Profit Sharing Account" under the Universal Plan for that Plan Year, as of the date the limitations under section 401(a)(17) and/or section 415 of the Code are first applicable, so that allocations under the Universal Plan to the "Universal Profit Sharing Account" under the Universal Plan of such Participant are restricted.

    (ii) Designated Employee will become a Participant in this Plan, and a Benefit Restoration Account in the name of such Participant will be credited with "Employer Matched Savings Contributions" not credited to the Designated Employee Participant's "Cash or Deferred Account" under the Universal Plan for that Plan Year because the Designated Employee Participant deferred compensation under this Plan, as of the date the Compensation or Incentive Compensation is credited to the Participant's Deferred Compensation Account pursuant to Section 3-2 below; provided that the Participant has made an election under the Universal Plan to defer the maximum amount of compensation permitted under section 402(g) of the Code. Notwithstanding anything in this Section 2-4 to the contrary, no contributions shall be credited under this Plan on account of "Employer Matched Savings Contributions" that cannot be credited to the Participant's "Cash or Deferred Account" under the Universal Plan by reason of section 415 of the Code.

   (iii) A Designated Employee will become a Participant in this Plan and a Benefit Restoration Account in the name of such Participant will be credited with contributions not credited to the Participant's "Universal Profit Sharing Account" under the Universal Plan for that Plan Year because the Designated Employee Participant deferred compensation under this Plan, as of the date the Compensation or Incentive Compensation is credited to the Participant's Deferred Compensation Account pursuant to Section 3-2 below.



Article III
                               PARTICIPANT ACCOUNTS

     Sec. 3-1. Participant Accounts. TI shall maintain for each Participant an unfunded bookkeeping Deferred Compensation Account and/or Benefit Restoration Account to which shall be credited or debited all contributions and any earnings and losses that would have been incurred thereon if the Accounts had been invested as directed by the Participant pursuant to this
Article III. Except as provided in Section 3-5, a Participant shall at all time have a fully vested and nonforfeitable right to the amounts credited to his or her Deferred Compensation Account under this Plan, and to the extent the Participant is vested in corresponding benefits under the Universal Plan or the U.S. Retirement Plan, the Participant shall be vested in the amounts credited to his or her Benefit Restoration Account, subject to the distribution provisions and other requirements of this Plan.

     Sec. 3-2.  Elections by Participants for a Deferred Compensation Account.

     (i) A Designated Employee who elects to participate in a Deferred Compensation Account may, during the Election Period, elect to defer into a Deferred Compensation Account no more than 90% of the Designated Employee's Incentive Compensation for the next Plan Year. A Participant's election to defer Incentive Compensation during any succeeding Plan Year is irrevocable and shall become effective as of the first month of the Plan Year immediately following such Election Period.

    (ii) A Designated Employee who elects to participate in a Deferred Compensation Account may, at any time, elect to defer into a Deferred Compensation Account no more than 10% of the Designated Employee's Compensation (exclusive of Incentive Compensation) during a Plan Year. An election for deferral of Compensation other than Incentive Compensation shall become effective on the later to occur of:

          (a) the pay period immediately following the pay period in which the election was made; and

          (b) the date the Participant has deferred the maximum amount permitted under section 402(g) of the Code into the Participant's "Cash or Deferred Account" under the Universal Plan or "401(k) account" under the U.S. Retirement Plan, as applicable.

     The Employer of a Designated Employee Participant shall credit to the Designated Employee Participant's Deferred Compensation Account the amount of Compensation (exclusive of Incentive Compensation) and/or Incentive Compensation the Participant has elected to defer. Such amount shall be credited as of the date the compensation deferred would otherwise have been paid to the Participant in the absence of the Participant's deferral election.

     Sec. 3-3. Benefit Restoration Accounts. The Employer of a Participant shall credit to the Benefit Restoration Account of such Participant all of the following that apply:

     (i) the amount of any "Employer 401(m) Contributions" which would have been made but which were not made under the U.S. Retirement Plan because either the provisions of section 401(a)(17) and/or section 415 of the Code applied to restrict contributions or the Participant deferred compensation pursuant to Section 3-2 above, provided that such contribution, when added to any 401(m) contribution actually made pursuant to the U.S. Retirement Plan, does not exceed 4% of the amount of Compensation received by such Participant during the Plan Year.

    (ii) the amount of any contributions to the Participant's "Contribution Account" or "Profit Sharing Account" under the U.S. Retirement Plan, which were not made to the U.S. Retirement Plan because of the application of section 401(a)(17) and/or section 415 of the Code or because the Participant deferred compensation pursuant to Section 3-2 above;

   (iii) the amount of any "Matched Savings Contribution" under the Universal Plan which would have been credited but which was not credited under the Universal Plan solely because the Designated Employee deferred compensation pursuant to Section 3-2 above, provided that such contribution, when added to any "Matched Savings Contribution" actually made pursuant to the Universal Plan, does not exceed 2% of such Designated Employee's Compensation during the Plan Year; and

    (iv) the amount of any contributions to the Participant's "Profit Sharing Account" under the Universal Plan which were not credited to the Universal Plan because of the application of section 401(a)(17) and/or section 415 of the Code or because the Participant deferred compensation pursuant to Section 3-2 above.

     Sec. 3-4. Investment Performance of Contributions. As soon as the Administrator determines that it is administratively feasible, a Participant may direct the Administrator to value amounts deferred pursuant to Section 3-2 above or restored pursuant to Section 3-3 above so as to reflect the performance of any of the participant investment funds authorized under the U.S. Retirement Plan. Separate directions may be made with respect to amount already credited to a Participant's accounts and with respect to amounts to be credited in the future.

     Participant investment performance directions may be made not more often than once each day. Each such direction which conforms to the terms and conditions specified by the Administrator shall be effective as soon as practicable after it is made and shall continue in effect until revoked or modified by a new direction.

     If a Participant has made no investment performance direction pursuant to this Section 3-4 then the Participant's Accounts shall be valued as follows:

     (i) any Deferred Compensation Account of such Participant established pursuant to Section 3-2 shall reflect the performance of the "Income Fund" under the U.S. Retirement Plan;

    (ii) the portion of the Benefit Restoration Account established pursuant to Section 3-3 (ii) or (iv) above, for "Profit Sharing Contributions" not made to the U.S. Retirement Plan or Universal Plan, shall reflect the performance of "TI Stock Fund" under the U.S. Retirement Plan; and

   (iii) the remainder of the Benefit Restoration Account established pursuant to Section 3-1 above shall be valued to reflect the Participant's investment performance direction, if any, for his or her Deferred Compensation Account. If no performance election was made under the Deferred Compensation Account, or the Participant is a Benefit Restoration Account Only Participant, the remainder of the Benefit Restoration Account shall reflect the investment performance of the "Income Fund" under the U.S. Retirement Plan.

     Sec. 3-5.  Withdrawal of Contributions.  During a Plan Year, a
Participant may withdraw funds credited to the Participant's Deferred Compensation Account, not to exceed 100% of the Participant's Deferred Contribution Account balance on December 31 of the immediately preceding Plan Year. A Participant who makes such an election shall forfeit 10% of the amount withdrawn and the Participant's Deferred Contribution Account shall be adjusted to reflect such forfeiture. Withdrawals shall be made as soon as practicable after the Administrator receives a request for a withdrawal of funds. A Participant may not withdraw funds credited to the Benefit Restoration Account until after the date of the Participant's Termination of Employment, in which event distribution shall be made pursuant to Section 3-6.

     Sec. 3-6.  Election for Distribution of Participant Accounts.

     (i) At the earlier of the time a Designated Employee Participant first elects to defer Incentive Compensation or Compensation other than Incentive Compensation, or when any Participant is credited with an allocation to the Participant's Benefit Restoration Account, the Participant shall elect the form of distribution to be made from the Participant's Accounts. Such election shall be made in such manner and form (including without limitation, telephonic and electronic transmission, utilization of voice response systems and computer entry) as specified by the Administrator, subject to Section 3-6(ii) and (iii) below. Such election shall remain in effect until a subsequent distribution election becomes effective.

    (ii) An election of form of payment of distribution of an Account may be revoked and a new election substituted therefor only during the Enrollment Period. Any substituted election shall not become effective until 12 months after the date of such election.

   (iii) Participants may elect to receive distribution of their Accounts in the following forms, subject to Section 3-7 and Section 3-8:

          (a) a lump sum payable within 5 years from the date distribution could first be made under this Section 3-6;

          (b) annual installments to be paid over any period of 5 years; provided that the Accounts must be fully distributed within 10 years from the date the first distribution could have been made pursuant to this Section 3-6; or

          (c) annual installments to be paid over 10 years; provided that the Accounts must be fully distributed within 15 years from the date the first distribution could have been made pursuant to this Section 3-6.

     If no election for distribution of a Deferred Compensation Account or Benefit Restoration Account has been made, such account shall be distributed in a lump sum as soon as administratively practicable, subject to Section 3-7.

     Sec. 3-7.  Distribution of Participant Accounts.

     (i) TI shall maintain each Participant's bookkeeping Deferred Compensation Account and/or Benefit Restoration Account until distributed, subject to Section 6-1(ii) and to the following:

          (a) if the cumulative amount credited to the Participant's Accounts at the Participant's Termination of Employment is less than $25,000.00, the Participant's Accounts shall be distributed in a lump sum as soon as practicable; or

          (b) if the cumulative amount credited to the Participant's Accounts at the Participant's Termination of Employment is greater than $25,000, the Participant's Accounts shall be distributed to the Participant in the manner elected by the Participant pursuant to
               Section 3-6 hereof.

    (ii) The Administrator, in its sole and absolute discretion, may require that a lump sum distribution of any amounts remaining credited to a Participant's Accounts be made to any Participant following such Participant's Termination of Employment if the Participant thereafter becomes affiliated with a governmental agency or with any private company or firm which the Administrator believes, in its sole and absolute direction, to be in competition with TI.

   (iii) In the event of a Change of Control, distribution of the Accounts of all Participants shall be made in a lump sum no later than the month following the month during which such Change of Control occurred, and accounts shall reflect this distribution, as provided in Section 3-7(v) below. The Plan shall thereafter continue to be administered, following the Change of Control, in accordance with its terms as though the Change of Control had not occurred (provided that Accounts shall be adjusted to reflect the distribution).

    (iv) Notwithstanding the foregoing, in the event of the death of a Participant prior to the receipt of the full amount to be distributed, one-half of the then balance credited to the Participant's Accounts will be distributed as soon as practicable following the month in which the death occurred. Such distribution shall be made to the Beneficiary or Beneficiaries designated by the Participant, or if there is no Beneficiary designation under this Plan, to the Participant's beneficiary under the Universal Plan or U.S. Retirement Plan, as applicable. If no beneficiary was designated under either of those plans, distribution will be made to the Participant's estate. Any amounts which were not distributed in the year of the Participant's death or which were credited to the Participant's Accounts during the Plan Year in which the Participant's death occurs shall be distributed as soon as practicable after March 16 of the following Plan Year, with the exact date of distribution to be determined by the Administrator, in its sole and absolute discretion.

     (v)  Accounts shall be adjusted to reflect all distributions.

     Sec. 3-8.  Time of Distribution

     (i) Except as otherwise elected by the Participant, distributions shall commence on or before the last day of the month immediately following the month in which the Participant's Termination of Employment occurs, except as provided below:

          (a) Amounts deferred pursuant to Section 3-2 for the Plan Year prior to the Plan Year in which the Participant's Termination of Employment occurs shall not be distributed before March 16 of the current Plan Year.

          (b) Amounts deferred pursuant to Section 3-2 for the Plan Year during which a Participant's Termination of Employment occurs shall not be distributed before March 16 of the Plan Year immediately following the Plan Year in which the Participant's Termination of Employment occurs.

    (ii) Distributions to be paid in a Plan Year following a Participant's Termination of Employment shall be paid after March 15 and before April 1 of that Plan Year.

   (iii) The amount of the distribution pursuant to paragraph (i) above for the Plan Year in which the Participant's Termination of Employment occurs, shall not, when combined with such Participant's other remuneration by TI for such Plan Year, exceed the amount that would be deductible by TI for Federal income tax purposes by reason of section 162(m) of the Code. Any amount not distributed pursuant to this paragraph (iii) shall be distributed in March of the Plan Year immediately following, subject to the same limitation,

     Sec. 3-9. Taxes. TI makes no guarantees and assumes no obligation or responsibility with respect to a Participant's Federal, state, or local income, estate, inheritance or gift tax obligations, if any, under this Plan or any Deferred Compensation Agreement. Any taxes required to be withheld from payments to payee under this Plan shall be deducted and withheld by the Company, benefit provider or funding agent appointed under the Plan.

     Sec. 3-10. Assignment. Except as provided in Section 3-11 below, no Participant or Beneficiary of a Participant shall have any right to assign, pledge, hypothecate, anticipate or in any way create a lien on any amounts payable hereunder. No amounts payable hereunder shall be subject to assignment or transfer or otherwise be alienable, either by voluntary or involuntary act, or by operation of law, or subject to attachment, execution, garnishment, sequestration or other seizure under any legal, equitable or other process, or be liable in any way for the debts or defaults of Participants and their Beneficiaries.

     Sec. 3-11. Spousal Claims. Any claim against any benefits hereunder for child support, spousal maintenance or alimony shall be treated in the same manner as would a claim for corresponding benefits under the U.S. Retirement Plan or the Universal Plan and shall be subject to all claims provisions and restriction of those plans. The Administrator may delegate the administration of spousal claims to the Profit Sharing Administration Committee under the U.S. Retirement Plan and the Universal Plan.

     Sec. 3-12. Payment in the Event of Legal Disability. If a Participant or Beneficiary entitled to distribution from the Plan is under a legal disability, or in the sole judgment of the Administrator is unable to apply such distribution to his or her own interest and advantage, the Administrator may direct the Plan to make such payment, to be expended for his or her benefit in any one or more of the following ways:

     (i)  directly to such person;

    (ii)  such person's legal guardian or conservator; or

   (iii) to such person's spouse or to any person charged with his or her support.

     The decision of the Administrator shall in each case be final and binding upon all persons in interest. Any such payment shall completely discharge the obligation of the Administrator, TI and the Plan with respect to such payment.



                                    ARTICLE IV
                                      FUNDING

     Sec. 4-1. Funding Benefits under this Plan shall be funded solely by the Employers. Benefits payable under this Plan shall be paid from the general assets of the Employers and this Plan shall constitute the Employers' unfunded and unsecured promise to pay such benefits. Notwithstanding the foregoing, TI may create reserves, funds, and provide for amounts to be held in trust on behalf of the Employers under such trust agreements or custodial arrangements as the Compensation Committee in its absolute and sole discretion deems appropriate.

     Sec. 4-2. Creditor Status. A Participant and his or her Beneficiary or Beneficiaries shall be general creditors of the Employers with respect to the payment of any benefit under this Plan.





                                   ARTICLE V
                          ADMINISTRATION OF THE PLAN

     Sec. 5-1. Administration. The Administrator shall be charged with the administration of the Plan and shall have the power and authority as may be necessary and appropriate for such purposes, including (but not by way of limitation), the defense of lawsuits and conduct of litigation in the name of the Plan (subject to the approval of the General Counsel of TI), the full power and discretion to interpret and construe this Plan where it concerns question of eligibility or status, and subject to the opportunity for review of denied claims pursuant to Section 5-5 below, rights of Participants and others hereunder, and in general decide any dispute arising under this Plan. In all such cases the determination of the Administrator shall be final, conclusive and binding with respect to Participants and Beneficiaries.

     Sec. 5-2. Number and Selection. The Plan shall be administered by an Administrator or Administrators appointed by the Compensation Committee. Each Administrator shall serve without compensation for services in connection with the administration of this Plan and TI shall pay the expenses of administering the Plan.

     Sec. 5-3.  Action by Administrator.

     (i) If the Administrator is one person, that person shall determine all actions delegated to the Administrator, except as otherwise provided below.

    (ii) If more than one person is appointed Administrator, all actions of the Administrator shall be by a majority of the persons so appointed, except as otherwise provided below. Such actions may be taken at a meeting of the Administrators or without a meeting by a resolution or memorandum signed by all the persons then appointed Administrator. No Administrator shall be entitled to vote or decide upon any matter pertaining to himself or herself individually but such matter shall be determined by the remaining Administrator or by a majority of the remaining Administrators, if any, or if the Administrator is one person, by the Compensation Committee.

     The Administrator may appoint agents, retain legal counsel and other services, and perform such acts as may be necessary for the proper administration of the Plan.

     Sec. 5-4. Accounts of Participants. The Administrator shall maintain records of all accounts of Participants and such other records and data as may be necessary and appropriate for the proper administration of the Plan and to determine the amounts distributable to Participants and Beneficiaries.

     Sec. 5-5. Rules and Regulations. The Administrator may adopt and promulgate such rules and regulations as it may deem appropriate for the administration of the Plan. The Administrator shall adopt and promulgate written rules governing claims procedures reasonably calculated to:

     (i) provide adequate written notice to any Participant or other person whose claim under the Plan has been denied, setting forth the specific reasons for such denial; and

    (ii) afford a reasonable opportunity to such Participant or other person for a full and fair review by the Plan Administrator of the decision denying the claim.

The determination of the Administrator upon such review shall be final and conclusive.

     Sec. 5-6. Reliance on Documents. The Administrator shall be entitled to rely upon, and shall have no liability in relying upon, any representation made to it by TI or any officer of TI, or upon any paper or document believed by it to be genuine and to have been signed or sent by the proper person.

     Sec. 5-7. Non-Liability. No member of the Board of Directors, nor Administrator, nor any officer or employee of TI shall be liable for any act done or omitted by him or her with respect to the Plan except for his or her own willful misconduct.

     Sec. 5-8. Resignation or Removal. Any Administrator may resign by giving written notice to the Compensation Committee and may be removed by the Compensation Committee by giving written notice to the Administrator. Upon the death, resignation, removal or inability of any Administrator to act as such, the Compensation Committee may appoint a successor.

     Sec. 5.9. Information: Overpayment or Underpayment of Benefits. In implementing the terms of this Plan the Administrator may, without the consent of notice to any person, release to or obtain from any entity or other organization or person information, with respect to any persons, which the Administrator deems to be necessary for such purpose. Any Participant or Beneficiary claiming benefits under this Plan shall furnish to the Administrator such information as may be necessary to determine eligibility for and amount of benefit, as a condition of claim to and receipt of such benefit. The Administrator may adopt, in its sole discretion, whatever rules procedures and accounting practices it determines to be appropriate in providing for the collection of any overpayment of benefits. If a Participant or Beneficiary receives an underpayment of benefits, the Administrator shall direct that immediate payment be made to make up for the underpayment. If an overpayment is made to a Participant or Beneficiary for whatever reason, the Administrator in its sole discretion, may withhold payment of any further benefits under the Plan until the overpayment has been collected or may require repayment of benefits paid under this Plan without regard to further benefits to which the Participant or Beneficiary may be entitled.


ARTICLE VI
GENERAL PROVISIONS

     Sec. 6-1.  Amendment, Termination.

     (i) The Compensation Committee of the Board of Directors of TI may change, amend, modify, alter, or terminate the Plan at any time and in any manner except that no such amendment, modification, or alteration shall be exercised retroactively to alter or change the rights of Participants or their Beneficiaries insofar as they relate to past deferrals, nor shall any such amendment divest any Participant of any deferral made prior to the amendment. The Company intends to continue this Plan indefinitely, but nevertheless assumes no contractual obligation to continue this Plan or makes any promise to pay benefits other than as provided under this Plan.

    (ii) The Board of Directors of TI reserves to its Compensation Committee the right to discontinue deferrals under a Deferred Compensation Agreement at any time. In the event of such discontinuance TI reserves the right to distribute to each Participant the full value of the Participant's Deferred Compensation Account at any time or times.

     Sec. 6-2. Plan Not an Employment Contract. The Plan is not an employment contract. It does not give to any person the right to be continued in employment, and all Participants remain subject to change of compensation, transfer, change of job, discipline, layoff, discharge or any other change of employment status. Nothing contained in this Plan shall prevent a Participant or the Beneficiary from receiving, in addition to any payments provided for under this Plan, any payments provided for any other Plan or benefit program of the Company, or which would otherwise be payable or distributable to him or her or his or her surviving spouse or beneficiary. Nothing in this Plan shall be construed as preventing TI or any of its Subsidiaries from establishing any other or different Plans providing for current or deferred compensation for employees.


     Sec. 6-3. Rights of Persons Making Claims. No Employee, Designated Employee or Participant, or any person or entity claiming through an Employee, Designated Employee or Participant, shall have any rights whatsoever other than the rights and benefits specifically granted under this Plan.

     Sec. 6-4. Status of Benefits in this Plan. No benefits accrued under, credited to Accounts under, or paid under this Plan shall constitute "earnings" or "compensation" for purposes of any other benefit plan sponsored by the Employers.

     IN WITNESS WHEREOF, Texas Instruments Incorporated has caused this instrument to be executed by its duly authorized officer.


Texas Instruments Incorporated



By: /s/ RICHARD J. AGNICH
    ----------------------------
Richard J. Agnich
Senior Vice President, General Counsel and Secretary